SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [     ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[   ] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[ x ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


    Pioneer Tax Advantaged Balanced Trust
-----------------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

Ralph W. Bradshaw
-----------------------------------------------------------------------

Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
		and 0-11.

          (1) Title of each class of securities to which transaction applies: _____________________________________________

          (2) Aggregate number of securities to which transaction applies: _____________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                 ______________________________________________________
          (4)    Proposed maximum aggregate value of transaction:
                 ______________________________________________________
(5)	Total fee paid:_______________________________________


 [   ]  Fee paid previously with preliminary materials.

 [   ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
previously.   Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)   Amount previously paid:
             _______________________________________
       (2)   Form, Schedule or Registration Statement No.:
             _______________________________________
       (3)   Filing Party:
             _______________________________________
       (4)   Date Filed:
             _______________________________________


Ralph W. Bradshaw
One West Pack Square, Suite 1650, Asheville, NC 28801
(828) 210-8184

Dear Fellow Shareholder of Pioneer Tax Advantaged Balanced Trust
(the "Fund"),

IT IS TIME FOR CHANGE IN OUR FUND
DO NOT FALL VICTIM TO MISLEADING SCARE TACTICS

VOTE FOR THE NOMINEES ON THE GREEN PROXY CARD
AND SUPPORT SHAREHOLDER PROPOSALS AIMED AT
INCREASING SHAREHOLDER VALUE

As of May 4, major financial publications report that almost a third of Income and Preferred Stock Closed-end funds, the category which includes our Fund, trade at a PREMIUM to their Net Asset Value per share ("NAV"). This means that the market value of the investment for the shareholders of these funds is HIGHER than the assets under management. Instead, our Fund continues to trade at a significant
discount to NAV.   In fact, its discount is so wide that it is
worse than all but a handful of funds in its category. It is apparent that other funds are proactively placing the interests of their shareholders first, and they have the extra shareholder value to show for it!

THE FUND HAS NOT TAKEN EFFECTIVE STEPS TO FIX ITS DISCOUNT PROBLEM

Shortly after inception, Fund shares dropped to double-digit discounts to NAV and have languished there for years. Fund management has failed to take effective steps to fix the problem. I believe that the Fund's discount has only just recently crept into single-digit discount territory because the possibilities for positive change in this proxy became known to investors.

THE GREEN PROXY GIVES SHAREHOLDERS POSITIVE OPTIONS

-	Elect GREEN proxy trustees who will push for shareholder
value
-	Support an aggressive managed distribution policy
-	Change the Fund's restrictive investment objective

AGGRESSIVE MANAGED DISTRIBUTION POLICIES UNLOCK SHAREHOLDER VALUE

Other funds that have adopted an aggressive managed distribution policy have seen their shares trade regularly at a premium to NAV. This proxy document discusses an aggressive managed distribution policy for the Fund, an area in which these nominees have broad experience and success. The contemplated aggressive managed distribution policy would distribute what would initially represent about 15% of NAV per year. You are encouraged to review the enclosed proxy document for important details.



CHANGING THE INVESTMENT OBJECTIVE INCREASES FLEXIBILITY

A broader investment objective would expand the possibilities for investment performance. Under the proposed investment objective, the adviser could continue with the same investment approach. However, by allowing the possibility of increased equity exposure, investments could be focused on total return rather than just income.

ELECT NOMINEES COMMITTED TO THE SHAREHOLDERS

Even though they will only be a minority on the Board, the nominees in this proxy will work to build shareholder value. These green proxy nominees offer many years of closed-end fund leadership experience in consistently putting shareholders first.

DO NOT SETTLE FOR A WIDE DISCOUNT
PUT SHAREHOLDER INTERESTS FIRST
VOTE THE GREEN PROXY


To vote your shares on these issues, PLEASE FOLLOW INSTRUCTIONS ON THE ENCLOSED [GREEN] PROXY CARD TO VOTE BY PHONE, or MARK, SIGN, DATE, AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PAID ENVELOPE THAT HAS BEEN PROVIDED. You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card.

After submitting your vote using a [GREEN] proxy card, PLEASE DO
NOT VOTE FROM OR RETURN A [WHITE] PROXY CARD (EVEN IF YOU ARE
VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT).
 DOING SO WILL REVOKE YOUR  [GREEN] PROXY CARD.

Thank you for taking an active role in improving your investment in the Fund. If you have any questions whatsoever concerning these issues or this proxy, please contact me.

Sincerely yours,

/s/ Ralph W. Bradshaw

Ralph W. Bradshaw